U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Sovereign Partners LP
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   (Last)               (First)                 (Middle)

c/o
Southridge Capital Management, LLC
90 Grove Street
Suite #01
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                                    (Street)

Ridgefield,               CT                    06877
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

SRMI
Swissray International, Inc.
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

December 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock $.01 par value           8/2000         C3              2,555,940   A      Note A                  D
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Common Stock $.01 par value           10/2000        C3              1,650,000   A      Note A   4,205,940      D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                      9.        10.
                                                                                                      Number    Owner-
                                                                                                      of        ship
            2.                                                                                        Deriv-    of
            Conver-                    5.                              7.                             ative     Deriv-   11.
            sion                       Number of                       Title and Amount               Secur-    ative    Nature
            or                         Derivative    6.                of Underlying         8.       ities     Secur-   of
            Exer-                      Securities    Date              Securities            Price    Bene-     ity:     In-
            cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)      of       ficially  Direct   direct
            Price    Trans-   4.       or Disposed   Expiration Date   --------------------  Deriv-   Owned     (D) or   Bene-
1.          of       action   Trans-   of (D)        (Month/Day/Year)                Amount  ative    at End    In-      ficial
Title of    Deriv-   Date     action   (Instr. 3,    ----------------                or      Secur-   of        direct   Owner-
Derivative  ative    (Month/  Code     4 and 5)      Date     Expira-                Number  ity      Year      (I)      ship
Security    Secur-   Day/     (Instr.  ------------  Exer-    tion                   of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)    8)        (A)   (D)    cisable  Date     Title         Shares  5)       4)        4)       4)
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
Warrant     $1.00     1/99    P        29,250                  1/03    Common Stock  29,250
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Warrant     $0.3125  12/98    P        25,000                 12/02    Common Stock  25,000
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Warrant     $1.00     3/99    P        25,000                  3/03    Common Stock  25,000           79,250    D
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
Explanation of Responses:

Sovereign Partners LP

By: Southridge Capital Management LLC
    (General Partner)


By: /s/ Stephen Hicks                                    February 20, 2001
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      **Signature of Reporting Person                             Date

Its: President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                     NOTE A

The Reporting Person received 2,555,940 shares of Common Stock of the Company upon the mandatory conversion of a Debenture due August 2000 and 1,650,000 shares of Common Stock of the Company upon the mandatory conversion of a Debenture due October 2000.

The Reporting Person disclaims any beneficial interest in or voting rights in the shares of Common Stock of the Issuer held by or issuable upon the exercise of any conversion or other rights held by any other holder of shares or such rights of the Issuer.